EXHIBIT 99.4
PART II

ITEM 6.	SELECTED CONSOLIDATED FINANCIAL DATA

The table below summarizes our selected consolidated financial information as of and for the periods indicated. You should read the following selected consolidated financial data together with our consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference of this report, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Liquidity and Capital Resources”, Item 7 of Part II, included in Exhibit 99.5 to this report and incorporated herein by reference, and section entitled “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters” included in our annual report on Form 10-K as filed with the Securities and Exchange Commission. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Successor			Predecessor
	For the Years Ended		Period from	Period from	For the Years Ended
	December 31,		Dec. 20, 2009 -	Jan. 1, 2009 -	December 31,
	2011	2010	Dec. 31, 2009	Dec. 19, 2009	2008	2007
	(In millions except per share amounts and ratios)
Consolidated Summary of Operations:
Net sales	$2,140.5	$1,899.3	$44.0	$1,763.9	$2,269.7	$2,368.2
Pre-petition reorganization items (1)	—	—	—	(22.5)	—	—
Goodwill impairment charge (2)	—	—	—	(284.0)	(710.0)	—
Operating earnings (loss)	63.1	70.6	(1.2)	(203.4)	(610.0)	185.5
(Loss) earnings before gain on reorganization items, net	(76.2)	(25.0)	(4.8)	(338.8)	(753.8)	65.5
Gain on reorganization items, net (1)	—	—	—	619.1	—	—
Net (loss) earnings	(55.9)	(13.4)	(3.4)	195.3	(780.7)	32.4
(Loss) earnings per share:
Basic (2)	$(3.70)	$(0.89)	$(0.23)	$65,100.00	$(260,233.33)	$10,800.00
Diluted (2)	$(3.70)	$(0.89)	$(0.23)	$65,100.00	$(260,233.33)	$10,800.00

Financial Position and Other Financial Data:
Unrestricted cash, investments and marketable securities	$58.2	$57.7	$89.6	$86.7	$182.2	$53.4
Working capital (3)	317.5	330.5	320.8	323.3	352.7	207.2
Total assets	1,942.4	1,973.6	1,621.4	1,645.9	1,982.8	2,709.3
Total debt —
Current	33.4	17.8	49.9	53.8	53.9	96.4
Long-term	1,111.1	1,101.8	835.4	835.4	1,545.5	1,349.0
Current ratio (4)	1.8:1	1.9:1	1.9:1	1.9:1	1.8:1	1.4:1
Debt to equity ratio (5)	14.2:1	7.1:1	5.2:1	5.2:1	—	2.3:1
Depreciation and amortization expense, including non-cash interest	99.9	93.8	6.2	103.2	76.9	70.7
Capital expenditures	21.1	19.8	0.5	17.9	25.4	36.4
Stockholders’ investment (deficit)	80.4	158.8	170.1	172.0	(219.8)	618.7

(1)
See Note 2, “Reorganization Under Chapter 11”, and Note 3, “Fresh-Start Accounting”, to the consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference of this report.

(2)
See Note 4, “Summary of Significant Accounting Policies”, to the consolidated financial statements, Item 8 of Part II, included in Exhibit 99.6 to this report and incorporated herein by reference of this report.

(3)	Working capital is computed by subtracting current liabilities from current assets.

(4)	Current ratio is computed by dividing current assets by current liabilities.

(5)	Debt to equity ratio is computed by dividing total debt by total stockholders’ investment.